Exhibit 23.4

Consent of Rosen Consulting Group

We hereby consent to the use of our name as incorporated by reference in the Registration Statement on Form S-11, to be filed by Brixmor Property Group Inc., and the related prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the market study prepared by Rosen Consulting Group for Brixmor Property Group Inc. wherever appearing or incorporated by reference in the Registration Statement, including, but not limited to the references to our company under the headings “Summary—Industry Overview,” “Market and Industry Data,” “Industry Overview” and “Experts” in the Registration Statement.

ROSEN CONSULTING GROUP

By: /s/ Randall Sakamoto

Name: Randall Sakamoto

Title: Executive Vice President

Dated: October 29, 2013